TO OUR SHAREHOLDERS AND FRIENDS,

I am pleased to report that last year we made very significant progress in improving our financial performance and in positioning Huntington for consistent long-term profitable growth. Before I review the highlights, I want to thank our shareholders, customers, and colleagues for their contribution to last year’s successes. For our shareholders and customers, your encouragement and loyalty were of immeasurable value. For our colleagues, your increased energy and sense of urgency in better serving the needs of our customers, as well as embracing change that enabled many new strategic initiatives to take root, were inspiring. Your dedication, intense focus, and diligent execution resulted in our ending the year significantly ahead of analyst expectations as the year began. Thank you.

Delivering on Promises

Delivering on promises is foundational in our accountability to you. Below is a recap of the promises made in last year’s March 8, 2010, letter. While demonstrating our commitment to deliver on promises, it also provides a quick snapshot of our 2010 accomplishments and gives us cause for optimism as we move into 2011.

•	“We expect to return to reporting quarterly profits at some time in 2010.” We did. We reported a profit in the first quarter of 2010 and every successive quarter, more than a full year ahead of analyst expectations.

•	“We expect 2009 will represent this credit cycle’s peak in the level of nonperforming assets, net charge-offs, and provision for credit losses.” It was. Our levels of nonperforming assets, net charge-offs, and provision for credit losses declined each quarter in 2010. Nonperforming assets at year end were at their lowest level since the third quarter of 2008.

•	“We are looking to selectively capitalize on opportunities to expand our Midwest franchise.” We did. Our agreement with Giant Eagle to open over 100 in-store banking offices will eventually result in Huntington being the most convenient bank in Ohio by having the most branches of any bank.

•	“We are getting stronger every day.” We did. We consistently grew revenues throughout the year. Our year-end liquidity position was strong, and our loan loss reserves relative to nonaccrual loans was one of highest in our peer group. Further, we repurchased all of our TARP capital, with our year-end capital ratios significantly stronger.

A Return to Earnings Growth

We reported net income of $312.3 million, or $0.19 per common share, for 2010. The current year included a one-time reduction of $0.08 per common share for the deemed dividend resulting from the repurchase of our $1.4 billion in TARP capital. This compared with a loss of $3,094.2 million, or $6.14 per common share, for 2009. The 2009 loss was negatively impacted by two items: a $2,606.9 million noncash goodwill impairment charge and $2,074.7 million in provision for credit losses. The goodwill impairment charge was primarily associated with writing down the value ascribed from the prior Sky Financial and Unizan acquisitions. The large 2009 provision for credit losses reflected higher net charge-offs and levels of nonperforming assets as we aggressively addressed issues in our loan portfolio.

A key objective over the last two years was to grow revenue even in the midst of extreme economic and credit cycle challenges. This was critical if we were to emerge from this cycle with earnings momentum. We did. Beginning in the 2009 first quarter and over the subsequent eight quarters, we have continued to report revenue growth. For 2010, fully-taxable equivalent total revenue increased $230.3 million, or 9%, from 2009. This was a significant achievement.

Our revenue growth reflected a $194.1 million, or 14%, increase in fully-taxable equivalent net interest income and a $36.2 million, or 4%, increase in noninterest income. The growth in fully-taxable equivalent net interest margin reflected the favorable impact of an increase in our net interest margin to 3.44% from 3.11%, due in large part to an improvement in our deposit mix from higher-cost time deposits to lower-cost transaction-based accounts. Though average total loans declined $1.4 billion, or 4%, this reflected our strategy to reduce our commercial real estate exposure as average commercial real estate loans decreased $1.9 billion, or 21%. Average total consumer loans grew $1.2 billion, or 7%, reflecting strong growth in average total automobile loans and leases. Average home equity loans were unchanged, and residential mortgages declined slightly. Average total commercial and industrial loans declined $0.7 billion, or 5%, though we saw growth in the second half of the year. Importantly, we reported sequential quarterly loan growth beginning in the second quarter. This gives us momentum as we head into 2011.

Growth in average total core deposits was again a success story as they grew $3.1 billion, or 9%. Importantly, the mix of our core deposits continued to improve as the growth was centered in lower-cost demand deposits and money market accounts. Without many opportunities to profitably grow loans, $2.9 billion of our deposit growth funded an increase average total investment securities. We, obviously, would rather use these funds to make higher-return loans, so reducing our investment securities will represent an additional source of funding as loan demand increases.

Noninterest income increased $36.2 million, or 4%, primarily reflecting the benefit of a $63.5 million, or 57%, increase in mortgage banking income. This was partially offset by a $35.8 million, or 12%, decline in service charges on deposit accounts. We had a banner year in mortgage banking income last year. As I discuss later, service charges on deposit accounts and mortgage banking income face strong headwinds going into 2011.

Noninterest expense declined $2.4 billion, or 59%, primarily reflecting the $2.6 billion of goodwill impairment in 2009.

Our 2010 provision for credit losses declined $1,440.1 million, or 69%, from 2009. This reflected a 41% decline in net charge-offs and a 59% decrease in nonaccrual loans. Our year-end nonaccrual loans were at the lowest absolute level since the 2008 third quarter. With the significant decline in nonaccrual loans, our allowance for credit losses as a percent of loans and leases decreased to 3.39% at December 31, 2010, down from 4.16% at the end of 2009. Importantly, the overall relative strength of our reserve increased significantly as our allowance for credit losses as a percent of nonaccrual loans increased to 166% at the end of 2010 compared with 80% a year earlier. We expect 2011 to reflect continued improvement in credit quality as measured by lower net charge-offs and a decline in nonaccrual loans. We expect this to result in lower provision for credit losses in 2011.

A Stronger Balance Sheet

A critical objective over the last two years was to build a fortress balance sheet. We ended 2010 with an even stronger balance sheet in all regards including liquidity, reserves, and capital.

At December 31, 2010, we had $10.7 billion in cash and due from banks and available-for-sale investment securities. This was up 6% from $10.1 billion at the end of the prior year, and it was more than double the $5.2 billion level at the end of 2008. Deposits represent our most stable source of funding, and our year-end loan-to-deposit ratio was 91%, comparable with that of the end of 2009. This compared very favorably with a 108% loan-to-deposit ratio at the end of 2008 when we were just entering this period of increased economic stress.

The most significant balance sheet strengthening occurred in the common equity component of capital. Reporting a profit obviously contributed to common equity. But more significant was our 2010 fourth quarter issuance of $920 million of common equity. Concurrently, we also issued $300 million of subordinated debt. While the debt issuance had no direct impact on capital ratios, its net proceeds, plus that of the common equity issuance and cash on hand, allowed us to repurchase all of our $1.4 billion of TARP capital. The table below shows the very significant progress in improving our capital ratios over the last two years:

	At December 31,
	2010	2009	2008
Common Equity Ratios

Tier 1 common risk-based capital	9.29%	6.69%	5.05%
Tangible common equity to tangible assets	7.56%	5.92%	4.04%
Regulatory Capital Ratios

Tier 1 risk-based capital	11.55%	12.03%	10.72%
Total risk-based capital	14.46%	14.41%	13.91%

The decline in our regulatory ratios from the end of 2009 reflected the TARP capital repurchase, which was counted as a component of regulatory capital. Even with this year’s decline, these regulatory capital ratios are strong and exceeded the regulatory “well capitalized” thresholds of 6.0% and 10.0%, respectively, by $2.4 billion and $1.9 billion, respectively. The “well capitalized” level is the highest regulatory designation.

The full detail of our financial performance is discussed in the Management Discussion and Analysis section found later in the attached SEC Form 10-K. Please take the opportunity to read this. It provides additional insights and discussion related to our 2010 financial performance.

Business Environment Challenges

Business environment factors present the industry, including Huntington, with significant challenges and earnings headwinds.

•	Significant and permanent changes in customer behaviors, attitudes, and expectations with regard to banks as a result of their going through the “Great Recession.” Given the uncertainties of the last two years, consumers and businesses have been reducing their relative debt levels while increasing cash on hand. This is partly behind our growth in deposits. But, it also reflects a more conservative attitude toward borrowing. It is our view that these changes in behavior, attitudes, and expectations are permanent. Customers are looking for a bank they can trust.

This is why we launched our “Fair Play” banking philosophy in September. The objective is to offer easier-to-understand products and services. Price them fairly and transparently so customers know exactly what to expect. We believe executing to this philosophy, coupled with increased convenience and superior service, positions Huntington as the most customer-attractive bank in our markets. While we will make less on some customer checking accounts in the short-term, the objective is the acceleration of growth of new customers, higher retention of existing customers, and improved cross-sell of products and services. We expect to increase our market share, which will generate overall higher revenue in the long term. I am pleased to report that customers are reacting very positively. Last year, we grew consumer demand deposit households by 6.6%. This was 1% more than we had expected.

•	Legislative and regulatory actions. A number of such actions are, and will, result in profound and long-lasting impacts on our business. (I encourage you to read the “Regulatory Matters” section in the attached Form 10-K for a full discussion.) As such, it is important to draw your attention to the three most notable actions as they have the potential to significantly, and negatively, impact future performance.

Amendment to Regulation E – In the 2009 fourth quarter, the Federal Reserve Board amended Regulation E to prohibit charging overdraft fees for ATM or point-of-sale debit card transactions effective July 1, 2010, unless the customer opts-in to the overdraft service. Prior to the impact of implementing the amended Reg E, such nonsufficient funds/overdraft fees for us were approximately $90 million per year. Our basic strategy to mitigate the potential impact is to educate customers about the benefits of opting-in to this value-added service. Opt-in results have surpassed our expectations. To make up for this lost revenue, some banks have raised fees, eliminated free checking, or taken other customer-unfriendly actions. Our view is that such actions will only further frustrate and alienate banking customers. Consistent with our “Fair Play” banking philosophy, in September, we introduced 24-hour Grace ™ on personal overdraft fees. This gives consumers until the next business day to correct an overdraft balance in their account and avoid an overdraft fee. Customers are responding very positively, with this contributing to our higher than expected growth in consumer households. In 2009, service charge on deposit accounts represented 12% of total revenue. This dropped to 10% of total revenue in 2010, reflecting a $20.1 million decline in the second half of last year as Reg E was implemented in August. In 2011, we face a full-year’s impact, which we estimated could be as much as $45 million.

Durbin Amendment – When the Dodd-Frank Wall Street Reform and Consumer Protection Act (Dodd-Frank Act) was passed last year, an amendment was added at the last moment, the Durbin Amendment. This amendment instructed the Federal Reserve to establish the rate merchants pay banks for electronic clearing of debit card transactions (i.e., the interchange rate). Interchange fees accounted for about $90 million, or just over 80%, of our electronic banking income last year, our fourth largest fee income activity. In the fourth quarter, the Federal Reserve put out a proposal for comment that would cap the interchange rate at either $0.07 or $0.12 per transaction. While these rates are not finalized, if they stand, we estimate that between 75%-85% of our interchange income could be lost. The new rate is scheduled to take effect July 21, 2011. If enacted as proposed, this would represent a significant earnings headwind with a loss of revenue of $68-$77 million annually.

Consumer Financial Protection Bureau (CFPB) – This bureau was also created by the Dodd-Frank Act. It currently is in the process of being organized and staffed, and it is targeted to be operational by July 2011. It will have extensive regulatory and enforcement powers over consumer financial products and services. Exactly what rules, regulations, or requirements will ultimately be mandated and their effect on banking and overall competitiveness is not known. But we believe they are likely to result in further restrictions on fees and may mandate changes in product offerings.

•	A stable economic environment that may begin to expand. Our markets appear to have stabilized. It was encouraging to see some economic growth, especially toward the end of last year. Our most profitable use of deposit growth is making loans. We saw growth in loans throughout 2010, and in fact, we began growing loans earlier than many of our peers. Nevertheless, a lack of customer confidence to borrow and invest in their businesses remains. As such, growth in deposits outstripped growth in loans. Our profitability will benefit from more balance between the growth of deposits and loans.

•	An increase in long-term interest rates late in 2010. The Federal Reserve has maintained a low interest rate environment as part of its strategy to spur economic activity. During the fourth quarter, long-term interest rates increased. This had a dramatic slowing effect on mortgage refinance activity as the year ended. Last year’s $175.8 million in mortgage banking income was a banner year. It represented 7% of total revenue, and it was our second largest fee income activity.

2011 Outlook

Borrower and consumer confidence remains a major factor impacting growth opportunities for 2011. We continue to believe that the economy will remain relatively stable throughout the coming year, with the potential for improvement in the latter half. Revenue headwinds as a result of environmental factors noted above will represent challenges to earnings growth.

Nevertheless, we anticipate net income will grow throughout 2011.

The primary driver of net income growth is expected to come from a decline in provision for credit losses. We anticipate the absolute levels of net charge-offs and nonperforming assets will continue to decline. Provision for credit losses will likely decline faster than net charge-offs since much of the charge-offs are expected to relate to loans with previously established reserves. Our credit quality metrics are improving quickly and faster than those of many of our peers. As such, we expect the level of our provision for credit losses to return to more normalized levels earlier than some other banks. But 2011 earnings performance is not all about the impact of the expected improvement in credit quality.

We also expect earnings will benefit from growth in net interest income. The net interest margin is expected to be flat to up slightly from the 2010 fourth quarter level of 3.37%. Helping the net interest margin should be the continued benefit from lower deposit pricing, the ongoing shift in our deposit mix more toward lower-cost demand deposit accounts, and continued disciplined loan pricing. In addition, the absolute growth in loans compared with deposits is anticipated to be more comparable, thus reducing growth in lower-yield investment securities. The automobile loan portfolio is expected to continue its strong growth, and we anticipate continued growth in commercial and industrial, as well as small business loans. Commercial real estate loans are expected to continue to decline, though at a slower rate. Home equity and residential mortgages are likely to show only modest growth. Core deposits are expected to show continued growth.

Fee income is expected to be negatively impacted by a full-year’s impact of Reg E, lower interchange fees, and a decline in mortgage banking revenues. In contrast, other fee categories are expected to grow, reflecting the impact of our cross-sell initiatives throughout the company, as well as the positive impact from strategic initiatives. We anticipate overcoming the regulatory and economic challenges with additional revenue generated by accelerating customer growth and cross-sell results over time. Expense levels early in the year should be up modestly from 2010 fourth quarter performance, with increases later in the year due to continued investments to grow the business.

Taking all of the noncredit-related factors into consideration, we anticipate that our 2011 pre-tax, pre-provision income will remain relatively stable with that of the second half of 2010, or about $260-$265 million per quarter. We anticipate a return to growing our pre-tax, pre-provision earnings in 2012, if not sooner.

A couple of comments on earnings per share performance are important since the issuance of the $920 million of common equity that helped us repurchase our TARP capital resulted in the distribution of 146.0 million shares of common stock. Normally, such an increase in the number of shares would be expected to be dilutive to reported earnings per share. However, since we no longer have to pay the TARP dividend, we expect a slight lift to reported 2011 earnings per share. At its 5% rate, TARP capital dividends were reducing earnings per share by $69.9 million annually. While this was not reflected in our income statement, it did reduce our net income applicable to common shares. Since receiving the TARP capital in late 2008, we paid the U.S. Department of the Treasury $147.2 million in dividends. These TARP dividends and their negative earnings per share impact are gone. As a result, many investors viewed our common equity issuance as a positive despite the increase in shares outstanding. We believe this was confirmed by the 3% increase in our stock price from December 14, 2010, the date of the common stock issuance, through year end.

From an earnings perspective, 2011 is a transitional year. We anticipate being able to report growth in net income, while the positive impacts from our continued investments in strategic initiatives and “Fair Play” banking philosophy gain traction. The hard work over the last two years in aggressively addressing our credit and capital issues while growing revenue is paying off. We have the capacity to transition the company to one better positioned for consistent long-term performance. We have been able to make long-term investments at a time when a number of our peers have not or cannot. We believe 2011 represents a window of opportunity to continue to significantly and positively differentiate Huntington from other banks. We are taking advantage of this opportunity to position Huntington for breakaway financial performance. We believe we can win, and win big.

Capital Management

With our TARP capital now repaid, the Board of Directors is working through the development of a comprehensive capital management strategy. This will define how much of our capital we should allocate to various capital management actions. Dividends is one aspect. Stock buybacks is another. Further, we remain convinced that over time, opportunities will arise to acquire other banks or make investments in businesses. A prudent example of using our capital to the benefit of our shareholders was our repurchase of the TARP-related warrant in January 2011, which removes a future dilution overhang.

We understand how important dividends are for many of our shareholders and look forward to the day when we can announce a dividend increase subject to, of course, the usual regulatory oversight. Before considering a dividend increase, we had to repurchase our TARP capital and assure that our post-repurchase common equity capital levels were strong. This is now done. As noted earlier, a primary contributor to the expected 2011 growth in net income is an anticipated decline in provision for credit losses, a source of earnings that is not sustainable over the long term. Further, we are facing a number of revenue headwinds. In particular, the negative impact from a change in interchange fees will not be known until later this year, and it could be substantial. As such, and as related to the timing of a potential increase in dividends, it is premature to speculate how soon that might be. We hope to know more as the year progresses. I know this is disappointing. But paying a dividend represents an ongoing commitment to our shareholders. We must get the timing right and sustain payment of dividends.

A Commitment to Our Communities

I am also very pleased to report that our commitment to our communities has never been stronger. During challenging times, some companies are tempted to lessen this commitment. Our view is that in tough times it requires more. This can take shape in a number of ways — from lending, to education, to volunteerism. Here is a brief progress report on some of our major commitments.

•	Ohio Job Growth Partnership – In May 2009, we committed to provide $1 billion in financing to small business clients over a 36-month period ending April 2012. After only 20 months, we have booked $909 million in such loans.

•	Ohio Government Lending Activity – In May 2009, we also committed to provide $250 million in financing to small business through various state and federal government loan programs over a 36-month period ending April 2012. After only 20 months, we have booked $240 million in such loans.

•	$4 Billion Business Banking Loan Commitment – In February 2010, we announced our commitment to make $4 billion in small business loans in our Midwest markets. Last year we originated over $1 billion of small business loans, a 27% increase. The Small Business Administration ranked Huntington as the 5th largest SBA lender in the country for their fiscal year ending September 30, 2010. In our markets we are the top SBA lender.

•	$100 Million Ohio Affordable Housing Commitment – In July 2010, we announced we would invest $100 million in affordable rental housing through 2012. At December 2010, $60 million had already been invested.

•	Pelotonia – In August 2010, over 1,000 Huntington colleagues participated in Columbus’ second Pelotonia bicycle ride that raised $1.6 million in support of the Comprehensive Cancer Center and James Cancer Hospital/Solove Research Institute at The Ohio State University.

Huntington is committed to investing in our communities so that they remain vibrant and strong. Our deposits are invested locally. And we are committed to doing all we can to support the communities in which we work and live.

Closing Comments

Once again, I want to thank our Board of Directors for their support and commitment to our shareholders. Over the last two years it has taken a lot of hard work, decisiveness, and leadership to reposition Huntington for significantly improved long-term performance.

This past year, Gene E. Little retired from the board. I want to thank him for his dedicated service and wise counsel to Huntington since joining the board in April 2006 and especially during the unprecedented challenges of recent years. We also welcome two new board members. In September, Ann “Tanny” B. Crane joined the board. As president and CEO of the Crane Group, as well as the former board chair of the Federal Reserve Bank of Cleveland, she brings a wealth of financial services industry and regulatory insights to our deliberations. In January 2011, Steven G. Elliott joined the board. As a retired senior vice chairman of BNY Mellon, his 23-year career with them makes him one of the most broadly experienced financial services executives in the United States. Huntington is already benefitting enormously from his insights and advice.

Each of the last two years represented major milestones in positioning Huntington for long-term growth. In 2009, we aggressively addressed our credit issues. Making the tough decisions then had not only set the stage for much improved performance in 2010, but also as we head into 2011 and beyond. That was also the year we began making significant investments in growing our business, which continue today. In 2010, we addressed our capital issues, particularly our low relative level of common equity. From a quality of capital perspective, we have never felt better.

We enter 2011 with pride in our accomplishments. But, we also know there are many opportunities to do even better. We believe we have plans in place that will not only address the revenue challenges facing us, but position us for better future performance. In 2010 we broke away from the pack in terms of improved credit quality performance. Now we look forward to accelerating the improvement in financial performance. Our investments to grow the business are becoming increasingly evident every month. We are moving forward to our objective of becoming the premier bank of the Midwest. We believe 2011 is going to be the year Huntington breaks away even further from our peers in financial performance and in delivering more innovative and customer-friendly products and services to our customers.

Thank you for your continued support.

Stephen D. Steinour
Chairman, President, and Chief Executive Officer
March 7, 2011